OIL-DRI CORPORATION OF AMERICA
2006 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
for Class B Stock
          Subject to the terms and conditions of this Agreement and the Oil-Dri Corporation of America 2006 Long Term Incentive Plan (as amended and restated, the “Plan”), Oil-Dri Corporation of America (the “Company”) hereby grants [grantee name] (hereafter referred to as “you”) a grant of shares of restricted Stock, effective as of [date] (the “Grant Date”). “Stock” means Class B Stock of the Company, par value $.10 per share.
1.Number of Shares.  This grant of shares of restricted Stock shall consist of [number of shares] shares (the “Restricted Shares”) of Stock, of the Company.
2.No Payment for Restricted Shares.  No per share purchase price is required to be paid by you for the Restricted Shares.
3.Vesting.  All restrictions applicable to the Restricted Shares under this Agreement shall lapse, and such Restricted Shares shall vest, according to the following schedule, unless forfeited pursuant to Section 5 below:

On or after each of the following vesting date(s)	Number of Restricted Shares vested

[date]	[#]
[date]	[#]
[date]	[#]
[date]	[#]
[date]	[#]
4.Forfeiture of Unvested Shares.  If, for any reason other than those set forth in Section 12 of the Plan, your service as an employee terminates at any time before a vesting date, all Restricted Shares that have not yet vested as of the date of such termination shall be forfeited.  In such event, you will sign any document and take any other action required to assign the Restricted Shares back to the Company.
5.Ownership Rights.  As the record holder of Restricted Shares, you are generally entitled to all voting and ownership rights of a holder of Stock, including the right to receive any dividends, including Stock dividends, which may be paid to holders of Stock, provided, however, that any shares of Stock received by you as a result a Stock dividend or other adjustment in capitalization shall be subject to the same risk of forfeiture, certificate delivery provisions and restrictions on transfer as the forfeitable Restricted Shares in respect of which they are issued and shall become Restricted Shares for the purposes of this Agreement, and  provided further that any dividend paid with respect to unvested Restricted Shares for which an election under Section 83(b) of the Code has not been made (i) constitutes compensation income subject to all applicable tax withholding and (ii) shall be paid on or about the date that such dividend is paid to holders of Stock generally. Until your Restricted Shares have vested pursuant to Section 3 above, such Restricted Shares shall be held in a restricted book entry account in your name with the Company’s transfer agent. Subject to Section 8 of this Agreement, upon the vesting of Restricted Shares the Company will instruct its transfer agent to remove the restrictions on such Restricted Shares as soon as practicable.
6.No Right to Remain as an Employee.  Neither the existence of the Plan nor this grant of Restricted Shares shall obligate the Company to retain you as an employee.
7.Restricted Shares Non-transferable.  The Restricted Shares are not transferable until such shares vest and become non-forfeitable.
8.Taxes.  The Company is not required to remove the restrictions on Restricted Shares upon any vesting date unless you (or your estate or personal representative) first pay to the Company such amount, if any, as it may request to satisfy any liability it may have to withhold federal, state, or local income or other taxes relating to the Restricted Shares which vest on such vesting date.  The Company shall have the right to take such other action as may be necessary or appropriate to satisfy any tax withholding obligations and, for the avoidance of doubt, shall satisfy such obligations by deducting and withholding Restricted Shares having an aggregate Fair Market Value equal to the amount of tax required to be withheld unless you inform the Company of your intent to satisfy such obligations by tendering cash payment prior to the vesting of such shares and actually deliver such payment within two (2) business days after receiving notice from the Company of the final tax amount due.
9.Incorporation of Plan.  The Plan is an integral part of, and is incorporated by reference in, this Agreement.  Any capitalized terms not defined in this Agreement shall have the meanings specified in the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
10.Amendments.  This Agreement may be amended only by a writing executed by the Company and you which specifically states that it amends this Agreement.  The Board can amend the Plan as provided therein, except that no such amendment shall adversely affect your rights under this Agreement without your consent.
11.Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Treasurer.  Any notice to be given to you shall be addressed to you at the address listed in the Company’s records.  By a notice given pursuant to this Section, either party may designate a different address for notices.  Any notice shall have been deemed given when actually delivered.
12.Severability.  If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of the Agreement not declared to be unlawful or invalid.  Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.
13.Applicable Law.  This Agreement shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.
14.Headings.  Headings in this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
15.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
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          Please indicate your acceptance of this Agreement as of the Grant Date by signing in the space provided below at your earliest convenience, and in any event within 10 days after the date of this Agreement.

OIL-DRI CORPORATION OF AMERICA

	By:	_________________________________________

ACCEPTED AND AGREED:

[________________________]

Date: ____________________